EXHIBIT 99.1

Sentigen Announces Issuance of Patent

PHILLIPSBURG, NJ — 06/14/2006 — SENTIGEN HOLDING CORP. (Nasdaq: SGHL) today announced the issuance of U.S. Patent No. 7,045,281 entitled “Method for Using Division Arrested Cells in Screening Assays,” covering the generation and application of Division Arrested Assay Ready CellsTM in drug discovery. This technology was developed by Sentigen Holding Corp.’s wholly-owned subsidiary, Cell & Molecular Technologies Inc., to improve the quality and consistency of cellular assays used in drug screening. The use of Division Arrested Assay Ready CellsTM has been demonstrated in GPCR assays, ion channel assays, receptor tyrosine kinase assays, reporter assays, high content imaging assays, and cell apoptosis assays, and has been the subject of a number of recent peer reviewed scientific journal articles.

“This patent clearly demonstrates the company’s strategic commitment to scientists engaged in cell-based drug discovery by providing an ‘off the shelf’ source of consistent high quality cells,” said Sentigen Holding Corp. CEO Thomas Livelli. “We believe Division Arrested Assay Ready CellsTM have the potential to broadly impact cell-based drug discovery by turning cells into validated reagents and the company plans to aggressively promote their use.”

Division Arrested Assay Ready CellsTM are designed to reduce the need of our clients to engage in costly ongoing cell culture operations to support cell-based drug discovery, effectively uncoupling the process of cell production from drug screening. The company has produced Division Arrested Assay Ready CellsTM using a wide variety of cell types for a limited number of clients in the pharmaceutical and biotechnology industries, as well as drug discovery technology platform companies. The consistency, robustness, and durability of division arrested cells could enable the company to provide global drug discovery clients a consistent source of cells from a central location. The company has filed and anticipates filing further patent applications both domestically and abroad related to division arrest technology.

Forward Looking Statements

This news release includes forward-looking statements that involve risks and uncertainties. Although the Company believes such statements are reasonable, it can make no assurance that such statements will prove to be correct. Such statements are subject to certain factors that may cause results to differ materially from the forward-looking statements. Such factors include the risk factors discussed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Although we have completed several evaluation agreements and entered into several cell supply agreements, at this point no significant revenues have been realized from our Division Arrested Assay Ready CellsTM and no assurance can be given that this technology will gain broad acceptance in the marketplace. The Company undertakes no obligation to publicly release results of any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

About Sentigen

Sentigen Holding Corp. conducts business through two wholly-owned operating subsidiaries: Cell & Molecular Technologies, Inc. and Sentigen Biosciences, Inc. For more information on our companies, please visit their respective websites: www.cmt-inc.net and www.sentigen.com.